EXHIBIT 10.1

AMENDMENT TO THE HOMEBANC CORP.

AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN

This Amendment to the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”), is hereby adopted this 12th day of December, 2006, by the Compensation Committee (the “Committee”) of the Board of Directors of HomeBanc Corp. (the “Company”).

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Article 16 of the Plan, the Committee has the authority to amend the Plan with respect to certain matters; and

WHEREAS, the Committee has approved and authorized this Amendment to the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as of the date hereof, in the following particulars:

1. By deleting Section 2.1(q) in its entirety and replacing it with the following:

“(q) “Fair Market Value,” on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price on such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices of the Stock in the over-the-counter market on that date or the last business day prior to that date, as reported by the NASDAQ Stock Market, or, if not so reported, by a generally accepted reporting service, provided that if it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.”

2. By adding the following Section 5.5:

“5.5.      MINIMUM VESTING REQUIREMENTS. Except in the case of substitute Awards granted pursuant to Section 14.11 or Awards granted as an inducement to join the Company or an Affiliate as a new employee to replace forfeited awards from a former employer, Full Value Awards granted under the Plan to an employee or officer shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (i) the minimum-vesting restrictions of this Section 5.5 shall not apply with respect to a maximum of 10% of the Shares authorized to be issued under the Plan, and (ii) the Committee may permit acceleration of vesting of any Full Value Awards in the event of the Participant’s death, Disability, or Retirement, or a Change of Control.

3. By deleting Section 14.7 in its entirety and replacing it with the following:

“14.7     SPECIFIED ACCELERATION EVENTS. Regardless of whether an event has occurred as described in Section 14.6 above, and subject to Section 13.3 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that, upon the occurrence of a Change of Control or the termination of employment of a Participant in connection with a Change of Control, all or a portion of such Participant’s Options, SARs and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, and that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.7.”

4. By deleting Section 14.8 in its entirety.

5. By deleting Article 15 in its entirety and replacing it with the following:

“ARTICLE 15

CHANGES IN CAPITAL STRUCTURE

15.1.      MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

15.2.      DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

15.3.      GENERAL. Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, HomeBanc Corp., by a duly authorized officer, has executed this Amendment to the Plan, this 12th day of December, 2006.

HOMEBANC CORP.

By:	/s/ CHARLES W. McGUIRE
Executive Vice President, General Counsel and Secretary